Exhibit 2.1

EXECUTION COPY

_____________________________________________________________________________

Agreement and Plan of Merger

Among

SilverBirch Inc.,

RME Merger Sub Corp.,

Red Mile Entertainment, Inc.

and

Kenny Cheung, as Representative

October 7, 2008

_____________________________________________________________________________

-i-

4.2	Power, Authorization and Validity	43
4.3	Capitalization of Parent	44
4.4	No Conflict	44
4.5	Interim Operations of Merger Sub	45
4.6	Stockholders Consent	45
4.7	Securities Filings	45
4.8	Company Proxy Statement	45
4.9	Litigation	45
ARTICLE V COMPANY COVENANTS		46
5.1	Advice of Changes	46
5.2	Maintenance of Business	46
5.3	Conduct of Business	46
5.4	Regulatory Approvals	49
5.5	Necessary Consents	49
5.6	Litigation	50
5.7	No Other Negotiations	50
5.8	Access to Information	51
5.9	Satisfaction of Conditions Precedent	51
5.1	Notices to Company Securityholders and Employees	51
5.11	Closing Merger Expense Certificate	51
ARTICLE VI PARENT COVENANTS		52
6.1	Advice of Changes	52
6.2	Regulatory Approvals	52
6.3	Satisfaction of Conditions Precedent	52
ARTICLE VII STATE OF CALIFORNIA, STOCKHOLDER AND TSXV APPROVALS		53
7.1	Information Statement; Fairness Hearing and Permit; Proxy Statement.	53
7.2	Meetings of Stockholders	54
7.3	TSXV Approval	55
ARTICLE VIII CONDITIONS TO CLOSING OF MERGER		56
8.1	Conditions to Each Party’s Obligation to Effect the Merger	56
8.2	Additional Conditions to Obligations of Parent and Merger Sub	56
8.3	Additional Conditions to Obligations of the Company	59
ARTICLE IX TERMINATION OF AGREEMENT		60
9.1	Termination by Mutual Consent	60
9.2	Unilateral Termination	60
9.3	Termination Fee	61
9.4	Effect of Termination	61
ARTICLE X SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES; CONTINUING COVENANTS		61
10.1	Survival; Right to Indemnification Not Affected by Knowledge	61
10.2	Agreement to Indemnify	62
10.3	Limitations	63
10.4	Notice of Claim	63
10.5	Defense of Third-Party Claims	64
10.6	Contents of Notice of Claim	64
10.7	Resolution of Notice of Claim	65

-ii-

10.8	Appointment of Representative	66
ARTICLE XI MISCELLANEOUS		67
11.1	Governing Law	67
11.2	Assignment; Binding Upon Successors and Assigns	67
11.3	Severability	67
11.4	Counterparts	67
11.5	Other Remedies	67
11.6	Amendments and Waivers	67
11.7	Expenses	68
11.8	Attorneys’ Fees	68
11.9	Notices	68
11.1	Interpretation; Rules of Construction	69
11.11	Third Party Beneficiary Rights	69
11.12	Public Announcement	70
11.13	Entire Agreement	70
11.14	Waiver of Jury Trial	70

-iii-

List of Exhibits

Exhibit A-1	List of Signatories to Voting Agreement
Exhibit A-2	Form of Voting Agreement
Exhibit B-1	List of employees and consultants receiving Offer Letters
Exhibit B-2	Offer Letters
Exhibit C	Waivers

-iv-

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of October 7, 2008 (the “Agreement Date”) by and among SilverBirch Inc., an Ontario corporation (“Parent”), RME Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Red Mile Entertainment, Inc., a Delaware corporation (the “Company”), and Kenny Cheung, as Representative, solely with respect to Article X hereof and such other provisions hereof which specifically refer to such Representative (the “Representative”).

Recitals

A.           The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the laws of the State of Delaware.

B.           The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Company Stockholder listed on Exhibit A-1 is executing and delivering to Parent a Voting Agreement in substantially the form attached hereto as Exhibit A-2 (a “Voting Agreement”).

D.           Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the employees and consultants of the Company listed on Exhibit B-1 is executing and delivering to Parent an executed employment or consulting offer letter (including the related Confidentiality and Assignment of Inventions Agreement) in substantially the forms attached hereto on Exhibit B-2 (the “Offer Letters”), which Offer Letters shall become effective only upon the Effective Time (as defined in Article I).

E.           Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

Now, therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Alternative Transaction” means:  (A) any acquisition or purchase of Company Common Stock by  any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of five percent (5%) or more  in interest of the total number of outstanding shares of Company Common Stock on such date of acquisition (other than as provided for or permitted by this Agreement), or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of the Company; or (C) any sale, lease, exchange, transfer, license or disposition to a third party of the Company Business.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Balance Sheet Date” means June 30, 2008.

“California Law” means the Corporation Code of the State of California and the rules promulgated thereunder.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware at the time of Closing in such appropriate form as shall be required by Delaware Law.

“Closing” means the closing of the transactions necessary to consummate the Merger.

“Closing Date” means a time and date on which the Closing shall occur to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location as the parties hereto agree in writing.

“Closing Merger Expense Certificate” means a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying the amount of unpaid Merger Expenses (including an itemized list of each Merger Expense and the Person to whom such expense was or is owed).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Business” means the business of the Company (including its Subsidiaries) as presently conducted.

“Company Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of the Agreement Date and delivered by the Company to Parent on the Agreement Date listing any exceptions to the representations and warranties of the Company herein (each of which exceptions, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article III to which it relates, and each of which exceptions shall also be deemed to be a representation and warranty made by the Company under Article III hereof).

“Company Financial Statements” means (A) the Company’s or its predecessor’s audited balance sheets dated March 31, 2006, March 31, 2007 and March 31, 2008; (B) the Company Balance Sheet; (C) the Company’s or its predecessor’s audited statement of income and statement of cash flows for the years ended March 31, 2006, March 31, 2007 and March 31, 2008; and (D) the Company’s unaudited statement of income and statement of cash flows for the five (5) months ended August 31, 2008.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase shares of Company Common Stock issued pursuant to the Company Stock Plan or otherwise.

“Company Securityholders” means the Company Stockholders, Company Optionholders and Company Warrantholders, collectively.

“Company Stock Plan” means the 2005 Stock Option Plan of the Company, as amended.

“Company Stockholders” means the holders of shares of Company Common Stock immediately prior to the Effective Time (including holders of shares of Company Common Stock issued immediately prior to the Effective Time upon exercise of Company Options and Company Warrants).

“Company Warrantholders” means the holders of Company Warrants.

“Company Warrants” means the warrants to purchase shares of Company Common Stock.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected prior to the taking of a stockholder vote on the Merger at the Company’s Stockholder Meeting in accordance with Delaware Law in connection with the Merger.

“Documentation” means, collectively, programmers’ notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation, materials, supplier lists, software source code and object code, net lists, photographs, development tools, blueprints, media, memoranda and records that are primarily related to or otherwise necessary for the use and exploitation of any products or any products in development of the Company, whether in tangible or electronic form, whether owned by the Company or held by the Company under any licenses or sublicenses (or similar grants of rights).

“Effective Time” means the time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger); provided that the Effective Time shall occur on the Closing Date.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal securities laws shall not represent an Encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of  (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Excess Merger Expenses” means an amount equal to the sum of (a) any Merger Expenses not described in the Closing Merger Expense Certificate and (b) any Merger Expenses described in the Closing Merger Expense Certificate in excess of Seventy Thousand Dollars ($70,000).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means a commercial bank or trust company appointed by Parent.

“Expiration Date” means the second anniversary of the Closing Date.

“Fully-Diluted Common Shares” means the aggregate number of shares of Company Common Stock that (a) are issued and outstanding immediately prior to the Effective Time, including all shares of Company Common Stock issued pursuant to the exercise of Non-Management Options and Non-Management Warrants immediately prior to the Effective Time, or (b) are issuable upon the exercise in full of all Non-Management Options and Non-Management Warrants which are outstanding and are not being exercised immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Heroes Over Europe Agreement” means the Heroes Over Europe Publishing Agreement between the Company and Atari Interactive, Inc., dated as of June 20, 2008.

“Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including (a) patents, patent applications, patent rights, (b) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, together with all common law rights and goodwill related to the foregoing, (c) Internet domain names, Internet and World Wide Web URLs or addresses, (d) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, moral rights, and other rights of authorship or exploitation, (e) franchises and licenses, (f) inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), (g) software source code and object code, and (h) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the executive officers and directors of an entity (and with respect to Section 3.13, any current employees of the Company who have direct responsibility for technology development activity for the Company) (collectively, the “Entity Representatives”).  Any such Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such Entity Representative has actual knowledge of the fact, circumstance or event or (ii) knowledge of such fact, circumstance or event would be obtained by reasonable inquiry under the circumstances.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Management Optionholders” means Management Securityholders holding Company Options.

“Management Options” means Company Options held by Management Securityholders.

“Management Securityholders” means Chester Aldridge, Simon Price and Tony Shapiro.

“Management Warrantholders” means Management Securityholders holding Company Warrants.

“Management Warrants” means Company Warrants held by Management Securityholders.

“Material Adverse Change” and “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is or is reasonably likely to be, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, employees, management, operations, prospects or results of operations of such entity and its Subsidiaries, taken as a whole, except to the extent that any such change, event, condition or effect directly results from (A) the direct effect of actions by the Company taken at the direction or request of Parent pursuant to this Agreement, or (B) changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally (which changes in each case do not disproportionately affect such entity in any material respect).

“Merger Expenses” means all out-of-pocket costs and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Merger Sub Common Stock” means the Common Stock, par value $0.0001 per share, of Merger Sub.

“Non-Management Optionholders” means Non-Management Securityholders holding Company Options.

“Non-Management Options” means Company Options held by Non-Management Securityholders.

“Non-Management Securityholders” means all Company Securityholders other than Management Securityholders.

“Non-Management Warrantholders” means Non-Management Securityholders holding Company Warrants.

“Non-Management Warrants” means Company Warrants held by Non-Management Securityholders.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer or officers of Parent at the Closing pursuant to Article VIII and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Common Shares” means the common shares in the capital of Parent.

“Permitted Encumbrances” means (A) statutory liens for taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Personal Element” means a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural person.

“Pro Rata Share”  means each Company Stockholder’s, Non-Management Optionholder’s and Non-Management Warrantholder’s pro rata share of the Total Consideration, the Heroes Shares or the Sin City Shares, as the case may be, calculated by dividing the number of Fully-Diluted Common Shares held by such Company Stockholder, Non-Management Optionholder or Non-Management Warrantholder by the number of Fully-Diluted Common Shares held by all Company Stockholders, Non-Management Optionholders and Non-Management Warrrantholders as of the Effective Time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Spreadsheet” means the spreadsheet delivered to Parent pursuant to Section 8.2(j), which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following factual information relating to the Company Securityholders:  (A) the names of all the Company Securityholders and, to the knowledge of the Company, their respective last known addresses and (where available) taxpayer identification numbers; (B) the number of shares of Company Common Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (C) the exercise price per share in effect for each Company Option and Company Warrant; (D) the vesting arrangements with respect to Company Options; (E) the number of Vested Company Options; (F) the number of Unvested Company Options; and (G) the calculation of the Fully-Diluted Common Shares.

“Subsidiary” means a corporation or other business entity in which the Company or Parent owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such entity.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any federal, state, local or other net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” means all returns, statements, forms, reports, elections, notices, estimates, declarations or other information required to be filed with any taxing authority (including information returns, withholding forms, and declarations of estimated Tax) and all schedules, exhibits and other attachments thereto and any amendments thereof.

“Transfer” means the sale, assignment, contract or offer to sell, sell short, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Parent Common Shares.

“Total Consideration” means the number of Parent Common Shares equal to (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time multiplied by 0.875, plus (ii) the number of shares of Company Common Stock subject to Non-Management Options that are not exercised immediately prior to Closing multiplied by 0.875, plus (iii) the number of shares of Company Common Stock subject to Non-Management Warrants that are not exercised immediately prior to Closing multiplied by 0.875, less (iv) the number of Parent Common Shares equal to the Excess Merger Expenses (based on the average closing price of Parent Common Shares during the thirty (30) days prior to the Closing Date) as set forth in the Closing Merger Expense Certificate.

“TSXV” means the TSX Venture Exchange.

“Unique Identifying Number” means an identifier uniquely associated with a person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify such person.

“Unvested Company Options” means any Company Options that are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such Company Option or the shares subject thereto may not be exercised, or if exercised, may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement).

“User Data” means, to the extent collected or acquired by or on behalf of the Company: (a) all data related to impression and click-through activity of users, including user identification and associated activities at a website as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, including without limitation all e-mail lists or other user information acquired by the Company directly or indirectly from a third party that collected such information, (b) all data that contains a Personal Element, (c) known, assumed or inferred information or attributes about a user or identifier, and (d) all derivatives and aggregations of (a), (b) and (c), including user profiles.

“Vertical Slice Development Costs” means the external development costs actually incurred by the Company and the Surviving Corporation to substantially complete the following obligations under the Sin City Agreement, as defined in Section 2.2(b) below, following the execution of the Sin City Agreement:

(a)	Design guide;

(b)	Story;

(c)	Character artwork;

(d)	One preliminary character model in-engine;

(e)	Environment art mock-ups on paper;

(f)	Basic game mechanic representations in-engine; and

(g)	Proven visual art style prototype in-engine;

“Vested Company Options” means Company Options that are not Unvested Company Options.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

ARTICLE II
THE MERGER

2.1 Conversion of Shares.

(a) Conversion of Merger Sub Common Stock.  At the Effective Time, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

(b) Cancellation of Company-Owned Stock.  Notwithstanding the provisions of Section 2.1(c) below, each share of Company Common Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Conversion of Company Common Stock; Exercise or Conversion of Company Options; Exercise or Conversion of Company Warrants.

(i)           Company Common Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and represent the right to receive 0.875 shares of Parent Common Shares.  The preceding provisions of this Section 2.1(c)(i) are subject to the provisions of Section 2.6 (regarding rights of holders of Dissenting Shares).

(ii)           Company Options.

A. Non-Management Options.  Subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, each Non-Management Option that is issued and outstanding immediately prior to the Effective Time shall at the election of each Non-Management Optionholder, be (x) net exercised for Company Common Stock based on the Company’s twenty day volume weighted average closing price of the Company Common Stock, or (y) converted into and represent the right to receive an option to purchase the number of Parent Common Shares equal to the number of shares of Company Common Stock subject to such Non-Management Option multiplied by 0.875 and such Non-Management Optionholder’s Pro Rata Share of the Heroes Shares and the Sin City Shares (the “Parent Option”).  The exercise price of each Parent Common Share subject to the Parent Option shall be determined by multiplying the exercise price of each share of Company Common Stock subject to such Company Option by 1.14286.  The terms of the Parent Option shall be substantially similar to the terms of the Non-Management Option.

B. Management Options.  Subject to the terms and conditions of this Agreement, at the Effective Time, each Management Option that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and by each Management Securityholder executing and delivering to the Company a Waiver in the form of Exhibit C (the “Waivers”),  be deemed cancelled in exchange for the terms and conditions of such Management Securityholder’s Offer Letter.

(iii)           Company Warrants.

A.           Non-Management Warrants.  Subject to the terms and conditions of this Agreement, at the Effective Time, each Non-Management Warrant that is issued and outstanding immediately prior to the Effective Time shall at the election of the Non-Management Warrantholder, be (x) net exercised for Company Common Stock based on the Company’s twenty day volume weighted average closing price of the Company Common Stock, or (y) converted into and represent the right to receive a warrant to purchase the number of Parent Common Shares equal to the number of shares of Company Common Stock subject to such Non-Management Warrant multiplied by 0.875 and such Non-Management Warrantholder’s Pro Rata Share of the Heroes Shares and the Sin City Shares (the “Parent Warrant”).  The exercise price of each Parent Common Share subject to the Parent Warrant  shall be determined by multiplying the exercise price of each share of Company Common Stock subject to such Company Warrant by 1.14286.  The terms of the Parent Warrant shall be substantially similar to the terms of the Non-Management Warrant.  Notwithstanding the above provisions of this Section 2.1(c)(iii)(A), those certain Non-Management Warrants that may be exercised by the Non-Management Warrantholders for no consideration as set forth in more detail on the Spreadsheet, shall be deemed exercised for Company Common Stock immediately prior to the Closing.

B.           Management Warrants.  Subject to the terms and conditions of this Agreement, at the Effective Time, each Management Warrant that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and by each Management Securityholder executing and delivering a Waiver to the Company, be deemed cancelled in exchange for the terms and conditions of such Management Securityholder’s Offer Letter.

(d) Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock or Parent Common Shares occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

2.2 Additional Parent Common Shares.

(a) Heroes Over Europe.  In the event that the aggregate gross revenue generated by the Surviving Corporation pursuant to the terms of the Heroes Over Europe Agreement equals or exceeds Eight Million Dollars ($8,000,000) during the period commencing on the closing date of the Heroes Over Europe Agreement and ending on December 31, 2010, Parent shall issue to the Company Stockholders, the Non-Management Optionholders and Non-Management Warrantholders the number of Parent Common Shares or Parent Option or Parent Warrants, as applicable, (based on the average closing price of the Parent Common Shares during the thirty (30) days prior to the issuance of the Heroes Shares) equal to Eight Hundred Twenty-Five Thousand Dollars ($825,000) (the “Heroes Shares”).  Each Company Stockholder (other than holders of shares of Company Common Stock which constitute and remain Dissenting Shares) shall receive his, her or its Pro Rata Share of the Heroes Shares.

(b) Sin City.  In the event that the Company prior to the Closing or the Surviving Corporation following the Closing, but prior to June 30, 2009 enters into a definitive agreement with a third party, which third party is acceptable to Parent in Parent’s reasonable discretion, providing for a co-publishing arrangement for the Sin City game under development (the “Sin City Agreement”), the Company Stockholders, the Non-Management Optionholders and the Non-Management Warrantholders shall be entitled to receive from Parent the number of shares of Parent Common Shares or Parent Options or Parent Warrants, as applicable, (based on the average closing price of the Parent Common Shares during the thirty (30) days prior to the issuance of the Sin City Shares, as defined below) equal to (i) Two Million Five Hundred Thousand Dollars ($2,500,000) if the Sin City Agreement sets forth a guaranteed gross revenue equal to or greater than Eight Million Dollars ($8,000,000); or (ii) Five Million Dollars ($5,000,000) if the Sin City Agreement sets forth a guaranteed gross revenue equal to or greater than Ten Million Dollars ($10,000,000); or (iii) Seven Million Five Hundred Thousand Dollars ($7,500,000) if the Sin City Agreement sets forth a guaranteed gross revenue equal to or greater than Twelve Million Dollars ($12,000,000); or (iv) Ten Million Dollars ($10,000,000) if the Sin City Agreement sets forth a guaranteed gross revenue equal to or greater than Fourteen Million Dollars ($14,000,000) (the “Sin City Shares”).  Promptly after receiving notice of the closing of the Sin City Agreement, Parent shall use its best efforts to obtain from the TSXV any required approval of the issuance of the Sin City Shares.  Parent shall issue to each Company Stockholder (other than holders of shares of Company Common Stock which constitute and remain Dissenting Shares) seventy percent (70%) of his, her or its Pro Rata Share of the Sin City Shares upon the later to occur of (A) the Closing Date, and (B) ten (10) business days after Parent receives from the TSXV any required approval of the issuance of the Sin City Shares.  As soon as practicable after the closing of the Sin City Agreement, the Company (if before Closing) or the Surviving Corporation (if after Closing) shall calculate, and notify Parent of the amount of, the Vertical Slice Development Costs.  If the Vertical Slice Development Costs exceed One Million Five Hundred Thousand Dollars ($1,500,000) or completion time frame penalties have then been imposed pursuant to the Sin City Agreement, such excess costs and penalties will be deducted from the remaining thirty percent (30%) of the Sin City Shares (based on the average closing price of the Parent Common Shares during the thirty (30) days prior to Parent’s receipt of notice of the amount of the Vertical Slice Development Costs) and Parent shall issue to each Company Stockholder (other than holders of shares of Company Common Stock which constitute and remain Dissenting Shares) his, her or its Pro Rata Share of the remaining Sin City Shares upon the later to occur of

(A) ten (10) business days after Parent receives notice of the amount of the Vertical Slice Development Costs, and (B) ten (10) business days after Parent receives from the TSXV any required approval of the issuance of such remaining Sin City Shares.  If the amount of such excess costs and penalties exceeds such thirty percent (30%) of the Sin City Shares, Parent may be indemnified pursuant to Section 10.2.  If the Vertical Slice Development Costs do not exceed One Million Seven Hundred Thousand Dollars ($1,700,000) and completion time frame penalties have not then been imposed pursuant to the Sin City Agreement, Parent shall issue to each Company Stockholder (other than holders of shares of Company Common Stock which constitute and remain Dissenting Shares) his, her or its Pro Rata Share of the remaining thirty percent (30%) of the Sin City Shares upon the later to occur of (A) ten (10) business days after Parent receives notice of the amount of the Vertical Slice Development Costs, and (B) ten (10) business days after Parent receives from the TSXV any required approval of the issuance of such remaining Sin City Shares.

2.3 The Closing.  Subject to termination of this Agreement as provided in Article IX, the Closing shall take place at the offices of Gowling Lafleur Henderson LLP at 1 First Canadian Place, 100 King Street West, Toronto, Ontario, or at such other place as may be mutually agreed in writing by the Company and Parent, on the Closing Date.  Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Parent, the Certificate of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with Delaware Law.

2.4 Effects of the Merger.  At and upon the Effective Time:

(a) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the Surviving Corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger;

(b) the Certificate of Incorporation of the Surviving Corporation shall be amended as reasonably directed by Parent, which amendment shall be set forth in the Certificate of Merger;

(c) the Bylaws of Merger Sub shall continue unchanged and be the Bylaws of the Surviving Corporation;

(d) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed; and

(e) the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified.

2.5 Surrender of Certificates.  As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) a letter of transmittal (the “Letter of Transmittal”) in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall contain such other customary provisions as Parent may reasonably specify).  Upon receipt of the Certificates for cancellation, together with a duly completed and validly executed Letter of Transmittal and any other documents as Parent shall reasonably require, Parent shall cause the Exchange Agent to deliver to such Company Stockholder that portion of the Total Consideration which such Company Stockholder has the right to receive pursuant to Section 2.1(c) and any other amount which such Company Stockholder has the right to receive pursuant to Section 2.1(c).  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Exchange Agent to, as promptly as practicable following the receipt by the Exchange Agent and Parent of the foregoing documents, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Total Consideration and any other amount payable pursuant to Section 2.1(c) represented by the lost, stolen or destroyed Certificate in exchange therefor which the Company Stockholder has the right to receive.  The Board of Directors of Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement or bond against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.  From and after the Effective Time, no shares of Company Common Stock will be deemed to be outstanding, and holders of Certificates formerly representing such Company Common Stock shall cease to have any rights with respect thereto except as provided herein or by Applicable Law.  At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made.  If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for that portion of the Total Consideration and any other amount payable with respect to such Company Common Stock in accordance with Section 2.1(c).

2.6 Dissenting Shares.  If, in connection with the Merger, holders of Company Common Stock shall have demanded and perfected appraisal rights pursuant to Section 262 of Delaware Law, none of such Dissenting Shares shall be converted into a right to receive a portion of the Total Consideration or any other amount payable with respect to such Company Common Stock in accordance with Section 2.1(c), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law).  In the event that any holder of Company Common Stock fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Common Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Article II in respect of such shares as if such shares had never been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.6, following the satisfaction of the applicable conditions set forth in Section 2.6, the portion of the Total Consideration and any other amounts, to which such Company Stockholder would have been entitled under Section 2.1(c) with respect to such shares.

The Company shall give Parent (i) prompt notice of any demand received by the Company for appraisal of Company Common Stock in accordance with Delaware Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under such law.  The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

2.7 Restrictions; Legends.

(a) Restrictions.  Thirty percent (30%) of the Parent Common Shares issued to the Company Stockholders at Closing shall be deemed restricted and such holder shall not Transfer such Parent Common Shares until the date that is Two Hundred Forty (240) calendar days after the Closing Date (the “First Restriction Date”).  In the event that prior to the First Restriction Date Parent Common Shares are issued (i) upon exercise of Parent Options or Parent Warrants or (ii) after Closing as Heroes Shares or Sin City Shares, then thirty percent (30%) of such Parent Common Shares shall be deemed restricted and such holder shall not Transfer such Parent Common Shares until the First Restriction Date.  Thirty percent (30%) of the Parent Common Shares issued to the Company Stockholders at Closing shall be deemed restricted and such holder shall not Transfer such Parent Common Shares until the date that is Three Hundred (300) calendar days after the Closing Date (the “Second Restriction Date”).  In the event that prior to the Second Restriction Date Parent Common Shares are issued (i) upon exercise of Parent Options or Parent Warrants or (ii) after Closing as Heroes Shares or Sin City Shares, then thirty percent (30%) of such Parent Common Shares shall be deemed restricted and such holder shall not Transfer such Parent Common Shares until the Second Restriction Date.  Twenty percent (20%) of the Parent Common Shares issued to the Company Stockholders at Closing shall be deemed restricted and such holder shall not Transfer such Parent Common Shares until the date that is Three Hundred Sixty (360) calendar days after the Closing Date (the “Third Restriction Date”).  In the event that prior to the Third Restriction Date Parent Common Shares are issued (i) upon exercise of Parent Options or Parent Warrants or (ii) after Closing as Heroes Shares or Sin City Shares, then twenty percent (20%) of such Parent Common Shares shall be deemed restricted and such holder shall not Transfer such Parent Common Shares until the Third Restriction Date.   Twenty percent (20%) of the Parent Common Shares issued to the Company Stockholders at Closing shall be deemed restricted and such holder shall not Transfer such Parent Common Shares until the date that is Four Hundred Twenty (420) calendar days after the Closing Date (the “Fourth Restriction Date”, together with the First Restriction Date, the Second Restriction Date and the Third Restriction Date, the “Restrictions Dates” and individually, a “Restriction Date”).  In the event that prior to the Fourth Restriction Date Parent Common Shares are issued (i) upon exercise of Parent Options or Parent Warrants or (ii) after Closing as Heroes Shares or Sin City Shares, then twenty percent (20%) of such Parent Common Shares shall be deemed restricted and such holder shall not Transfer such Parent Common Shares until the Fourth Restriction Date.   All such Parent Common Shares subject to the restrictions set forth in this Section 2.7(a) are referred to herein as the “Restricted Shares.”

(b) Legend.  A legend reading substantially as follows shall be placed on each stock certificate representing Parent Common Shares issued to (i) the Company Stockholders at Closing; (ii) the Non-Management Optionholders and Non-Management Warrantholders upon exercise of Parent Options and Parent Warrants for Restricted Shares after Closing (and only to the extent such Parent Common Shares represent Restricted Shares); and (iii) the Company Stockholders pursuant to Section 2.2 after Closing (and only to the extent such Parent Common Shares represent Restricted Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UP TO FOUR HUNDRED TWENTY CALENDAR DAYS FROM THE DATE OF ORIGINAL ISSUANCE, AS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER AMONG THE ISSUER, RED MILE ENTERTAINMENT, INC. AND THE OTHER PARTIES NAMED THEREIN, DATED AS OF OCTOBER 7, 2008, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.

In order to enforce the foregoing legend, Parent may impose stop-transfer instruction with respect to the Restricted Shares.  Parent shall be obligated to reissue promptly stock certificates representing all or a portion of the Parent Common Shares without the above legend at the request of any such holder thereof so long as such new stock certificate is not issued prior to the applicable Restriction Date for such Parent Common Shares.

2.8 Tax Withholding.  Parent or Parent’s agent shall be entitled to deduct and withhold from the Total Consideration or other payment otherwise payable pursuant to this Agreement to any Company Securityholder, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.

2.9 Closing Merger Expense Certificate.

The Company shall deliver to Parent the Closing Merger Expense Certificate three (3) business days prior to the Closing Date.

2.10 Further Assurances.  If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in a numbered or lettered section of the Company Disclosure Schedule, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct on and as of the date of this Agreement and shall be true and correct at all times until the Closing Date:

3.1 Organization and Good Standing.

(a) Organization.  The Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the State of Delaware or such other jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has the requisite power and authority to own, operate and lease its properties and to carry on the Company Business; and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company; without limiting the foregoing, the Company and each of its Subsidiaries is so qualified or licensed in each jurisdiction listed on Section 3.1 of the Company Disclosure Schedule.

(b) Charter Documents.  The Company has delivered or made available to Parent:  (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect.  The Company is not in violation of any of the material provisions of the Company Charter Documents and each Subsidiary is not in violation of the material provisions of its respective Subsidiary Charter Documents.

3.2 Subsidiaries

.  Section 3.2 of the Company Disclosure Schedule sets forth each Subsidiary of the Company as of the date hereof.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable, except for restrictions imposed by applicable securities laws.  Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority.  The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger.  The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of the Company (other than stockholder approval) and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and each of the Company Ancillary Agreements or to authorize or consummate the transactions contemplated hereby or thereby.

(b) No Consents.  Except for the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, obtaining the California Permit (as defined below) and those consents, approvals and notices set forth on Section 3.3(b) of the Company Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority, any other governmental Person, or any other Person are necessary in connection with (i) the execution and delivery by the Company of this Agreement or any of the Company Ancillary Agreements or (ii) the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby so as to permit the Surviving Corporation to continue the Company Business after the Closing Date (including the consent of any Person required to be obtained in order to keep any Company Material Contract in effect following the Merger or to provide that the Company is not in breach or violation of any such Contract following the Merger).

(c) Enforceability.  This Agreement has been duly executed and delivered by the Company.  This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company and the other parties hereto and thereto shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) Required Vote of Stockholders.  Section 3.3(d) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock owned of record on the Record Date by each holder of Company Common Stock.  The affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approvals”) are the only votes or consents of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.  The record date under Delaware Law and the Company Charter Documents for purposes of determining stockholders of the Company entitled to give consents with respect to the Stockholder Approvals is the “Record Date”.

3.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company.  The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock.  A total of 15,978,011 shares of Company Common Stock are issued and outstanding as of the Agreement Date.  The number of issued and outstanding shares of Company Common Stock held by each stockholder as of the Agreement Date are set forth on Section 3.4(a) of the Company Disclosure Schedule, and no shares of Company Common Stock are issued or outstanding as of the Agreement Date that are not set forth on Section 3.4(a) of the Company Disclosure Schedule, and no such shares shall be issued or outstanding as of the Closing Date that are not set forth on Section 3.4(a) of the Company Disclosure Schedule except for shares of Company Common Stock issued pursuant to the exercise of outstanding  (i)

Company Options listed on Section 3.4(b) of the Company Disclosure Schedule and (ii) Company Warrants listed on Section 3.4(c) of the Company Disclosure Schedule.  The Company holds no treasury shares.  All issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and the agreements to be terminated pursuant to Section 8.2(g) hereof; (iii) were issued in compliance with all applicable Contracts; and (iv) are not subject to any right of rescission, right of first refusal or preemptive right, whether created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, except under the agreements to be terminated pursuant to Section 8.2(g) hereof.  There is no Liability for dividends accrued and unpaid by the Company.

(b) Options.  The Company has reserved an aggregate of 2,500,000 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options).  A total of 1,012,734 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date, except for Company Options outstanding as of the Agreement Date that are exercised in accordance with their terms prior to the Closing Date.  Section 3.4(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Option, (i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, (iii) the number of shares covered by such Company Option, (iv) the vesting schedule for such Company Option, (v) the extent such Company Option is vested as of the Agreement Date, (vi) whether such Company Option is an incentive stock option or non-statutory stock option under the Code, (vii) the date of grant of such Company Option and the name of the entity originally granting such Company Option, and (viii) whether such Company Option was granted under the Company Stock Plan.  The holders of the requisite number of shares of Company Common Stock approved the Company Stock Plan on March 9, 2007.  True and correct copies of the Company Stock Plan, the standard agreements under the Company Stock Plan and each agreement for each Company Option that does not conform to the standard agreement under the Company Stock Plan have been delivered by the Company to Parent.  All Company Options have been issued and granted in compliance with Applicable Law and all requirements set forth in applicable Contracts.  There is no obligation on the part of the Company to pay or indemnify any Company Optionholders for any Tax that may be imposed on the exercise or disposition of any such Company Option.

(c) Warrants.  As of the Agreement Date, a total of 1,934,707 shares of Company Common Stock are subject to issuance upon exercise of the Company Warrants.  Section 3.4(c) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each Company Warrant, (i) the name of the holder of such Company Warrant, (ii) the exercise price per share of such Company Warrant, and (iii) the number of shares of Company Common Stock covered by such Company Warrant.

(d) No Other Rights.  Except for Company Options and Company Warrants,  there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Common Stock or any securities or debt convertible into or exchangeable for Company Common Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.  Except under the agreements to be terminated pursuant to Section 8.2(g) hereof, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

(e) Spreadsheet.  To the knowledge of the Company, the information set forth on the Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time.

3.5 No Conflict.  Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under:  (a) any provision of the Company Charter Documents, each as currently in effect; (b) any Applicable Law applicable to the Company or any of its assets or properties; (c) except as set forth on Section 3.3(b) of the Company Disclosure Schedule, any Company Material Contract; or (d) any privacy policy of the Company.

3.6 Litigation.  To the knowledge of the Company, there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against the Company or any of its Subsidiaries (or against any officer, director, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with the Company or such Subsidiary) before any Governmental Authority, arbitrator or mediator, nor, to the knowledge of the Company, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened.  There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has an action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

3.7 Taxes.  For purposes of this Section 3.7, all references to the “Company” shall also include its predecessor and each of its Subsidiaries.  To the knowledge of the Company, the Company (and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member), (a) has properly completed and timely filed all Tax Returns required to be filed by it, (b) has timely paid all Taxes shown to be due on any Tax Return and for which payment was due, (c) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet) and will establish an adequate accrual or reserve for the payment of all Taxes payable by the Company in respect of the periods or portion thereof through the Closing Date, (d) has made (or will make on a timely basis) all estimated Tax payments required to be made, and (e) has no material Liability for Taxes in excess of the amount so paid or accruals or reserves so established.  All such Tax Returns are true, correct and complete in all material respects, and the Company has provided Parent with true and correct copies of such Tax Returns.

Except as set forth on Section 3.7 of the Company Disclosure Schedule, to the knowledge of the Company, the Company is not delinquent in the payment of any material Tax or in the filing of any Tax Returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company or any of its officers, employees or agents in their capacity as such.  The Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that (a) are currently pending before the Internal Revenue Service or any other taxing agency or authority (including any sales or use taxing authority) regarding the Company, or (b) have been raised by the Internal Revenue Service or other taxing agency or authority and not yet finally resolved.  To the knowledge of the Company, no Tax Return of the Company is under audit by the Internal Revenue Service or any other taxing agency or authority and past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing agency or authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable taxing agencies or authorities or adequate reserves therefor have been established and are reflected in the Company Balance Sheet.  No Tax liens are currently in effect against any of the assets of the Company other than liens that arise by operation of law for Taxes not yet due and payable.  There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Tax Return that has not been filed.  The Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any taxing agency or authority.  To the knowledge of the Company, the Company has complied (and until the Closing Date will comply) with all Applicable Law relating to the payment and withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and has, within the time and in the manner prescribed by Applicable Law, withheld and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Applicable Law (including Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and applicable income and employment Tax withholding laws), including federal and state income Taxes, and has timely filed all withholding Tax Returns.  The Company is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement.  The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.  The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder, or any transaction requiring disclosure under similar provisions of state, local or foreign law.  The Company has never been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate Parent corporation.  The Company has no liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) or as a transferee or successor, by Contract, law or otherwise.  Neither the Company nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which either the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.  The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign tax agencies and authorities.

Other than adjustments caused by events occurring or elections made after the Effective Time, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of transactions, events or accounting methods employed prior to the Effective Time, including pursuant to (a) Sections 481 or 263A of the Code (or any similar provisions of state, local or foreign law), (b) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provisions of state, local or foreign law), or (c) any prepaid amount received on or prior to the Closing Date.  The Company has never filed any election under Section 341(f) of the Code.  To the knowledge of the Company, the Company is not a “personal holding company” within the meaning of the Code.  The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.  To the knowledge of the Company, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Sections 355 or 361 of the Code.

3.8 SEC Filings; Company Financial Statements.

(a) SEC Filings.  To the knowledge of the Company, the Company has filed all forms, reports and documents required to be filed with the SEC since December 1, 2004. All such required forms, reports and documents, and all exhibits and schedules thereto and documents incorporated by reference therein, (including those filed by the Company after the date hereof) are referred to herein as the “Company SEC Reports.” Except as set forth on Section 3.8(a) of the Company Disclosure Schedules, to the knowledge of the Company, as of their respective dates, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time each such Company SEC Report was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC.  The Company has heretofore furnished to Parent a true and complete copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to forms, reports and documents which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(b) Financial Statements.  Section 3.8(b) of the Company Disclosure Schedule includes the Company Financial Statements.  To the knowledge of the Company, the Company Financial Statements:  (i) are derived from and are in accordance with the books and records of the Company; (ii) fairly present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end adjustments, none of which individually or in the aggregate will be material in amount); (iii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated and with each other; and (iv) complied as to form with the rules and regulations of the SEC with respect thereto.  The Company has no material Liabilities, except for Liabilities (x) shown on the Company Balance Sheet, (y) incurred after the Balance Sheet Date in the ordinary course of the Company’s business consistent with its past practices, or (z) set forth on Section 3.8(b) of the Company Disclosure Schedule.

(c) Internal Controls.  Since December 1, 2004, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The Company maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amount for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data.  There is no fraud in connection with the Company Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) SEC Certifications.  The chief executive officer and chief financial officer of the Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

3.9 Title to Properties.  The Company and each of its Subsidiaries has good and marketable title to all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than Permitted Encumbrances.  Such assets are sufficient for the continued operation of the Company Business.  All properties used in the operations of the Company Business are reflected on the Company Balance Sheet.  All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company and each of its Subsidiaries or used in the Company Business are in good condition and repair, normal wear and tear excepted.  All leases of real or personal property to which the Company and each of its Subsidiaries is a party are fully effective and afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease.  Neither the Company nor any of its Subsidiaries is in default under any lease to which it is a party and under which it is in occupancy, no rent is past due under such lease, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default of any material term under any such lease.

 Each of the Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases of real property.  Neither the Company nor any of its Subsidiaries owns or has any other interest in any real property.  Section 3.9 of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property owned by the Company and each of its Subsidiaries with an original purchase price of Two Thousand Dollars ($2,000) or greater.

3.10 Absence of Certain Changes.  Since the Balance Sheet Date, the Company and each of its Subsidiaries has operated its business in the ordinary course consistent with its past practices, and to the knowledge of the Company there has not been with respect to the Company or any of its Subsidiaries any:

(a) Material Adverse Change or any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Change;

(b) failure to operate the Company Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Company Business intact to preserve the continued services of the Company’s employees and goodwill of suppliers, customers and others having business relations with it;

(c) amendment or change in the Company Charter Documents;

(d) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances), (ii) any Liability for borrowed money, or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(e) acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(f) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its Liabilities, in each case that was not either shown on the Company Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date in an amount not in excess of Five Thousand Dollars ($5,000 for any single Liability to a particular creditor;

(g) failure to pay any of its material obligations when due;

(h) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company Proprietary Rights (as defined in Section 3.13(a)) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers in the ordinary course of its business consistent with its past practices;

(i) damage, destruction or loss of any material property or material asset, whether or not covered by insurance;

(j) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Stock Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(k) except as set forth on Section 3.10(k) of the Company Disclosure Schedule, change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents;

(l) change with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(m) Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(n) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(o) cancellation of any indebtedness or waiver of any rights of substantial value to it, other than in the ordinary course of its business consistent with its past practices;

(p) entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, any default by it under such Contract (or other right or obligation), or any written or, to the Company’s knowledge, oral indication or assertion by the other party thereto of any material problems with its services or performance under such Company Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Company Material Contract (or other right or obligation);

(q) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(r) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of Ten Thousand Dollars ($10,000) or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(s) making or entering into any Contract with respect to any acquisition, sale or transfer of any material asset of the Company;

(t) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(u) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; or

(v) announcement of, any negotiation by or any entry into any Contract to do any of the things described in the preceding clauses (a) through (u) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings.  Section 3.11(a)-(n) of the Company Disclosure Schedule set forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or to which the Company, any of its Subsidiaries or any of their assets or properties is bound:

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of Ten Thousand Dollars ($10,000) or more;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technology;

(c) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which software, content, technology or Intellectual Property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it;

(d) any joint venture or partnership Contract;

(e) any Contract for or relating to the employment by it of any director, officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other Liability, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g) any Contract that restricts it from (1) engaging in any aspect of its business, (2) participating or competing in any line of business, market or geographic area, (3) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (4) soliciting potential employees, consultants, contractors or other suppliers or customers;

(h) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(i) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreement evidencing incentive stock options or non-statutory stock options under the Company Stock Plan and the Contracts to be terminated pursuant to Section 8.2(g) hereof;

(j) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(l) any Contract in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise);

(m) any Contract pursuant to which it has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise; or

(n) any other Contract that is material to it or its business, operations, financial condition, properties or assets.

A true and complete copy of each agreement or document, including any amendments thereto, required by these subsections (a)-(n) of this Section 3.11 to be listed on Section 3.11 of the Company Disclosure Schedule has been delivered or made available to Parent.  As of the Agreement Date, each of the Company Material Contracts is a legal, valid and binding obligation of the Company or its Subsidiaries (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity).  All Company Material Contracts are in written form.

3.12 No Default; No Restrictions.

(a) To the knowledge of the Company, the Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under the Company Material Contracts, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (3) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (4) the right to cancel, terminate or modify any Company Material Contract, except in each case for those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has received any written communication regarding any violation or breach of or default under, or intention to cancel, call a default under, or modify, any Company Material Contract from the other party or parties to such Company Material Contract.

(b) Except as listed in Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order or decree of any Governmental Authority, that restricts or prohibits the Company, any of its Subsidiaries or, following the Effective Time, will restrict or prohibit the Surviving Corporation, Parent or any of its Subsidiaries, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees, restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company Business or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

3.13 Intellectual Property.

(a) The Company or its Subsidiaries own or has the valid right or license to all Intellectual Property used in any Company Product or Service (as defined in Section 3.13(c)) or otherwise used in the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).  Such Company IP Rights are sufficient for the conduct of the Company Business.  As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by the Company or its Subsidiaries; and “Company-Licensed IP Rights” means Company IP Rights that are licensed to the Company or its Subsidiaries by a third party.

(b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms:  (i) constitute a material breach of or default under any instrument, license or other Contract governing any Company IP Right (collectively, the “Company IP Rights Agreements”); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of the Company, its Subsidiaries or the Surviving Corporation to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right or portion thereof.  Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or its Subsidiaries to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, or disposition of any Company IP Rights by the Company or its Subsidiaries, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) Section 3.13(c) of the Company Disclosure Schedule sets forth a list (by name and version number) of each of the products and services, including, without limitation, all software, firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, other tangible items manufactured, sold, licensed, marketed or distributed by the Company or its Subsidiaries and each product and service currently anticipated to be distributed by the Company or its Subsidiaries (each a “Company Product or Service”).  Neither the operation of the Company Business nor the use, manufacture, marketing, license, sale or distribution by the Company or its Subsidiaries of any Company Product or Service currently used, made, marketed, licensed, sold or distributed by the Company or its Subsidiaries (i) violates in any material respect any license or other Contract between the Company or its Subsidiaries and any third party, or (ii) infringes or misappropriates or will infringe or misappropriate, if used in effectively the same manner as currently used by the Company or its Subsidiaries, any Intellectual Property right of any other party.  There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity or ownership of, or right of the Company or its Subsidiaries to, any Company IP Right, nor to the knowledge of the Company is there any legitimate basis for any such claim, nor has the Company or its Subsidiaries received any written notice asserting that any Company IP Right conflicts with or infringes the rights of any other party, nor to the knowledge of the Company is there any legitimate basis for any such assertion.  The Company and each of its Subsidiaries has not received any written notice from any third party that it enter into a license under any third-party patents.

None of the Company-Owned IP Rights or Company Products or Services is subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or its Subsidiaries of any Company-Owned IP Rights, any Company Product or Service, or which may affect the validity, use or enforceability of any such Company-Owned IP Rights or Company Product or Service, or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

(d) To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries:  (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  To the Company’s knowledge, neither the employment of any employee of the Company or any of its Subsidiaries, nor the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor subjects the Company or any of its Subsidiaries to any Liability to any third party (including for improperly soliciting such employee, consultant or independent contractor to work for the Company or any of its Subsidiaries).

(e) The Company and each of its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the trade secrets of the Company and its Subsidiaries and to preserve and maintain all the Company’s and each of its Subsidiaries’ interests, proprietary rights and trade secrets in the Company IP Rights.  All current and former officers, employees, consultants and independent contractors of the Company, its predecessor and each of its Subsidiaries having access to proprietary information of the Company, its predecessor and each of its Subsidiaries, and each of their respective customers or business partners and inventions owned by each of them have executed and delivered to the Company or its predecessor and its Subsidiaries an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company, its predecessor or its Subsidiaries (in the case of proprietary information of their respective customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered or made available to Parent.  The Company, its predecessor and each of its Subsidiaries has secured valid written assignments from all of their current and former consultants, independent contractors and employees who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that the Company, its predecessor and each of its Subsidiaries did not or does not already own by operation of law.  No current or former employee, officer, director, consultant or independent contractor of the Company, its predecessor or any of its Subsidiaries has any right or license in or with respect to any Company-Owned IP Rights.

(f) Section 3.13(f) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any of its Subsidiaries of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority or quasi-governmental authority, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any of its Subsidiaries to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered, (iii) all inter partes proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights, and (iv) all other Company-Owned IP Rights for which no application or registration has been filed, or for which no registration has been issued.  All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights that are Company-Owned IP Rights are valid and subsisting, and the Company or its Subsidiaries are the record owner thereof.  All registered patents, trademarks and service marks, are currently in compliance with all legal requirements other than any requirement, that if not satisfied, with respect to a patent would not result in a revocation or lapse or otherwise adversely affect its enforceability, and with regard to a trademark or service mark would not result in a cancellation of such registration or otherwise adversely affect the use, priority or enforceability of the trademark or service mark.  The Company, its predecessor and each of its Subsidiaries has not taken any action or failed to take any action (including a failure to disclose material prior art in connection with the prosecution of any patent), or used or enforced (or failed to use or enforce) any of the patents for which it has applied for or been issued a registration in a manner that would result in the abandonment or unenforceability of such patent.  To the knowledge of the Company, and after reasonable investigation customary in the industry, the inventions disclosed in any of such applied for or registered patents may be practiced by the Company or its Subsidiaries without infringing on the patents owned by any Person.  The Company or its Subsidiaries are the exclusive owners of all trademarks and, to the knowledge of the Company, trade names used by the Company or its Subsidiaries in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company or any of its Subsidiaries.  The Company or its Subsidiaries own exclusively, and have good title to, all copyrighted works that are included or incorporated into Company Products or Services.

(g) The Company or its Subsidiaries own all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances) and licenses (other than licenses and rights listed in Section 3.13(h)-1 of the Company Disclosure Schedule).

(h) All licenses, sublicenses and other Contracts as to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company-Owned IP Rights which are not listed on Section 3.13(h)-1 of the Company Disclosure Schedule are in the form of standard customer agreements, the forms of which are included in Section 3.11 of the Company Disclosure Schedule.  There are no unfulfilled performance commitments under any license, sublicense or Contract listed on Section 3.13(h)-1 of the Company Disclosure Schedule or in the form of the standard customer agreement, including specified upgrades and undelivered elements, except for maintenance services which have not yet been provided as it related to undelivered elements.  Except as set forth on Section 3.13(h)-2 of the Company Disclosure Schedule, none of the licenses or other Contracts listed in Section 3.13(h)-1 of the Company Disclosure Schedule grants any third party exclusive rights to or under any Company-Owned IP Rights or grants any third party the right to sublicense any of such Company-Owned IP Rights.

(i) Neither the Company, nor any of its Subsidiaries, nor any other party authorized to act on any of their behalves has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below).  To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Company, or any of its Subsidiaries or any other party authorized to act on any of their behalves to any party of any Company Source Code.  Section 3.13(i) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other party, any Company Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.  As used in this Section 3.13(i), “Company Source Code” means, collectively, the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any portion, aspect or segment of any source code, or any material proprietary information or algorithm contained in or relating to any software source code, owned by or licensed to the Company, or its Subsidiaries, or otherwise used by the Company or any of its Subsidiaries, or marketed or currently proposed to be marketed by the Company or any of its Subsidiaries.

(j) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(k) All software developed by the Company, its predecessor or any of its Subsidiaries and licensed by the Company, its predecessor or any of its Subsidiaries to customers and all Company Products or Services provided by or through the Company, its predecessor or any of its Subsidiaries to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product Documentation and to any representations provided to customers, and neither the Company nor any of its Subsidiaries has any material Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

The Company has made available to Parent all Documentation relating to the testing of the Company Products or Services and plans and specifications for Company Products or Services currently under development by the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products or Services, and maintains a database covering the foregoing.  For all software used by the Company or any of its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and each of its Subsidiaries has implemented any and all material security patches or upgrades that to the knowledge of the Company are generally available for that software.  Section 3.13(k) of the Company Disclosure Schedule contains an accurate and complete copy of the most recent “bug list” with respect to each product, system, program or software module of each Company Product or Service.  For all software used by the Company or any of its Subsidiaries in providing Company Products or Services, or in developing or making available any of the Company Products or Services, the Company and each of its Subsidiaries has implemented any and all material security patches or upgrades that to the knowledge of the Company are generally available for that software.

(l) Except with respect to demonstration or trial copies, no product, system, program or software module distributed, licensed or otherwise made available by the Company or its Subsidiaries to any Person, including without limitation any Company Product or Service, contains software routines or hardware components designed to permit unauthorized access to, or to disable or erase, any software, hardware or data without the consent of the user, including any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or “virus”.

(m) No funding, facilities or personnel of any Governmental Authority or a university, college, other education institution or research center, or funding from third parties (other than funds received in consideration for Company Common Stock or pursuant to instruments of indebtedness for borrowed money) were used directly or indirectly, in the development, in whole or in part, of the Company-Owned IP Rights, Company Products or Services, computer software programs or applications owned by the Company or any of its Subsidiaries.  To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for any Governmental Authority, for a university, college or other education institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(n) The Company and each of its Subsidiaries has made no submission or suggestion and is not subject to any agreement with standard bodies or other entities which would obligate the Company or any of its Subsidiaries to grant licenses to or otherwise impair any of the Company-Owned IP Rights.  The Company and each of its Subsidiaries has not taken and will not take any actions that (i) incorporate any Public Software, in whole or in part, into any Company-Owned IP Right or any Company Product or Service or any portion thereof; (ii) use Public Software, in whole or in part, in the development of any part of any Company-Owned IP Right or any Company Product or Service or any portion thereof in a manner that may subject any Company-Owned IP Right or Company Product or Service, in whole or in part, to all or part of the license obligations of any Public Software; or

(iii) combine or distribute any Company-Owned IP Right or any Company Product or Service with Public Software.  As used herein, “Public Software” means any software that contains, or is derived in any manner (in whole or part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge and, by way of example, shall include, without limitation, software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, the Artistic License (e.g., PERL) and the Apache License.

3.14 Compliance with Laws.

(a) The Company and each of its predecessor and Subsidiaries has complied in all material respects, and at Closing will be in material compliance, with all Applicable Law.

(b) All materials, products and services distributed or marketed by the Company and each of its predecessor and its Subsidiaries have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(c) The Company and each of its predecessor and Subsidiaries holds, and at Closing will hold, all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by it to conduct the Company Business without any material violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect.  The Company and each of its predecessor and Subsidiaries has materially complied with each Governmental Permit to which it is subject.  The Company has not received any written notice or, to the Company’s knowledge, other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.  The Company has no knowledge of any outstanding material violation of any Governmental Permit.  Section 3.14(c) of the Company Disclosure Schedule sets forth a true and complete list of all Governmental Permits held by the Company and each of its Subsidiaries.

(d) No Governmental Authority has initiated, and no Governmental Authority has provided written notice to the Company of any threatened proceeding or investigation into the business or operations of the Company or any of its predecessor or Subsidiaries or any of their respective officers, directors or employees in their capacity as such with the Company or any of its predecessor or Subsidiaries and, to the knowledge of the Company, no such proceedings or investigations are contemplated.

There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of the Company or any of its Subsidiaries.

(e) To the knowledge of the Company, neither the Company, nor any of its predecessor or Subsidiaries, director, officer, agent or employee of the Company has, for or on behalf of the Company or such predecessor or Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other payment in violation of Applicable Law.

3.15 Certain Transactions and Agreements.  To the knowledge of the Company, none of the officers and directors of the Company, and no stockholder of the Company owning more than 1% of any class of Company Common Stock, nor any immediate family member of an officer or  director of the Company, has a direct ownership interest of more than 2% of the equity ownership of any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries.  None of said officers or directors, or, to the knowledge of the Company, stockholders or immediate family members, is a party to, or otherwise directly or indirectly interested in any Company Material Contract, except for compensation for services as an officer, director or employee of the Company.

3.16 Employees, ERISA and Other Compliance.

(a) To the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act.  A complete list of all employees, officers and consultants of the Company and each of its Subsidiaries and their current title and/or job description and compensation (base compensation and bonuses) is set forth on Section 3.16(a) of the Company Disclosure Schedule.  To the knowledge of the Company, all employees of the Company and each of its Subsidiaries are legally permitted to be employed by the Company and such Subsidiary in the jurisdiction in which such employee is employed in their current job capacities.  All independent contractors providing services to the Company and each of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other Applicable Law.  The Company and each of its Subsidiaries do not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).  To the knowledge of the Company, no employees or consultants of the Company or any of its Subsidiaries have given notice to the Company or such Subsidiary of an intention to terminate his or her employment or relationship with the Company or such Subsidiary.

(b) To the knowledge of the Company, the Company and each of its Subsidiaries is not now, nor has ever been, subject to a union organizing effort.  The Company and each of its Subsidiaries is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, and subject to any current labor disputes.  The Company and each of its Subsidiaries has good labor relations, and the Company has no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave their employ.

(c) Neither the Company nor any ERISA Affiliate has participated in a pension plan which constitutes, or has since the enactment of ERISA, constituted, a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code.  No pension plan of the Company or an ERISA Affiliate is subject to Title IV of ERISA.

(d) Section 3.16(d) of the Company Disclosure Schedule lists each employment, consulting, severance or other similar Contract, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements that are clearly identified as such), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company, its predecessor or any of its ERISA Affiliates.  Such Contracts, plans and arrangements as are described in this Section 3.16(d) are hereinafter collectively referred to as “Company Benefit Arrangements.”

(e) Each Company Benefit Arrangement has been maintained, including its form, in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement.  To the knowledge of the Company , no such Company Benefit Arrangement is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code.  No Company Benefit Arrangement or assets associated therewith shall be subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.  The Company has the right under the terms of each applicable Company Benefit Arrangement and under Applicable Law to terminate such Company Benefit Arrangement (or terminate the participation in such Company Benefit Arrangement by the Company), and no additional contribution would be required to properly effect such termination.

(f) No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened in writing against or with respect to any Company Benefit Arrangement (other than claims for benefits under such Company Benefit Arrangement which are routine and uncontested), including any audit or inquiry by the Internal Revenue Service (“IRS”) or the Department of Labor (“DOL”).  No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Benefit Arrangements and that is reasonably likely to subject Company, any of the its ERISA Affiliates, or any of their employees to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

(g) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Company’s financial statements (including the Company Financial Statements), and no further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business, consistent with past practices, after the Balance Sheet Date as a result of the operations of the Company after the Balance Sheet Date).  All claims as of the Closing Date made under any self-insured Company Benefit Arrangement that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA have been paid or, if not paid, will be paid by the Company.

(h) All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

(i) The Company shall not have any material Liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(j) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof during the calendar year 2007 (other than increased insurance premiums), except any such amendments that are required under Applicable Law.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the Merger) constitute an event under any Company Benefit Arrangement that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

(k) Each Company Benefit Arrangement, to the extent applicable, is in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code, Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder, the Women’s Health and Cancer Rights Act of 1998, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company, any ERISA Affiliate, and their employees.  There are no outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), with respect to any of the Company Benefit Arrangements, covered employees or qualified beneficiaries that would be reasonably likely to result in a Material Adverse Effect on the Company, any of its Subsidiaries or Parent.

(l) No benefit payable or that may become payable by the Company or any of its Subsidiaries pursuant to any Company Benefit Arrangement or as a result of, in connection with or arising under this Agreement or the Certificate of Merger shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.  Unless otherwise indicated in Section 3.16(l) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is not a party to any:  (i) Contract with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Company Ancillary Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment other than as required by COBRA (or similar state laws), vacation pay cash-outs or other arrangements governed by ERISA; or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement, or any event subsequent to the Merger such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.  The Company and each of its Subsidiaries has no obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Section 3.16(l) of the Company Disclosure Schedule.

(m) To the Company’s knowledge, no employee or consultant of the Company or any of its Subsidiaries is in material violation of (i) any material term of any employment or consulting Contract or (ii) any material term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or any of its Subsidiaries or to use trade secrets or proprietary information of others.  To the Company’s knowledge, the employment of any employee or consultant by the Company and each of its Subsidiaries does not subject it to any Liability to any third party other than Liabilities with respect to employer payroll tax and employee tax withholding.

(n) The Company and each of its Subsidiaries has not established any compensation and benefit plan that is maintained or is required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction, outside of the United States.

(o) In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the Workers Adjustment and Retraining Notification Act (the “WARN Act”) in respect of the Company or any of its Subsidiaries.

(p) All required reports and descriptions of each Company Benefit Arrangement (including Internal Revenue Service Form 5500 annual reports, summary annual reports, summary plan descriptions and summaries of material modifications) have been timely filed with the IRS, the DOL or other governmental body and have been distributed as required.

(q) To the knowledge of the Company, the form of each Company Benefit Arrangement that is subject to Section 409A of the Code meets the requirements of Sections 409A(a)(2), (3) and (4) of the Code and has been operated in accordance with such requirements.

3.17 Merger Expenses.  Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.  The legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on Section 3.17 of the Company Disclosure Schedule, and other than the Merger Expenses that will be due to the entities set forth on Section 3.17 of the Company Disclosure Schedule, there are no Merger Expenses.

3.18 Books and Records.  The books, records and accounts of the Company and each of its Subsidiaries (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Company Financial Statements.

3.19 Insurance.  The Company and each of its Subsidiaries maintains the policies of insurance and bonds set forth in Section 3.19 of the Company Disclosure Schedule, including all legally required workers’ compensation and other insurance.  Section 3.19 of the Company Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company and each of its Subsidiaries is otherwise in material compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.  All such policies provide insurance coverage for the Company’s or its Subsidiaries’ assets and operation of the Company Business, of the kinds, in the amounts and against the risks required to comply with Applicable Law and/or any contractual or other obligations, and such policies are of the scope and amount customary and reasonable for the businesses in which the Company and its Subsidiaries have engaged.  Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

The activities and operations of the Company and each of its Subsidiaries have been conducted in a manner so as to materially conform to all applicable provisions of such policies and bonds.  The Company has delivered or made available to Parent correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

3.20 Environmental Matters.

(a) To the knowledge of the Company, the Company and its predecessors and Affiliates are in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof.  The Company has not received any written notice or other written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and to the knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with the compliance by the Company with any current Environmental Law in the future.  To the knowledge of the Company, no current or prior owner of any property leased or possessed by the Company has received any written notice or other written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.  All Governmental Permits held by the Company pursuant to any Environmental Law (if any) are identified in Section 3.20 of the Company Disclosure Schedule.

(b) For purposes of this Section 3.20:  (i) “Environmental Law” means any federal, state or local statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law.

3.21 Customers and Suppliers.

(a) The Company has no outstanding material disputes concerning its products and/or services with any customer or distributor who was one of the 20 largest sources of revenues for the Company, based on amounts paid or payable in the year ended March 31, 2008 (each, a “Significant Customer”).  Each Significant Customer, together with the amount of revenues paid or payable by such Significant Customer to the Company in the year ended March 31, 2008, is listed on Section 3.21(a) of the Company Disclosure Schedule.  Since April 1, 2008, the Company has not received any written notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation, Parent or any of its Subsidiaries) or that such customer refuses to make payments for products delivered or services rendered.

The Company has not had any of its products returned by a Significant Customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material amount of revenue by the Company.

(b) The Company has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended March 31, 2008 was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”).  Each Significant Supplier, together with the amounts paid or payable by the Company to such Significant Supplier during the year ended March 31, 2008, is listed on Section 3.21(b) of the Company Disclosure Schedule.  Since April 1, 2008, the Company has not received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or any of its Subsidiaries or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation, Parent or any of its Subsidiaries)..

3.22 Privacy.  The Company has provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Section 3.22 of the Company Disclosure Schedule.  The Company’s and its predecessor’s privacy policies are and have been available on the Company Websites (as defined below) at all times during the periods indicated on Section 3.22 of the Company Disclosure Schedule.  The Company’s and its predecessor’s privacy practices conform, and at all times have conformed, and their use, license, sublicense and sale of any User Data collected from users at all Internet websites owned, maintained or operated by the Company (collectively, the “Company Websites”) have complied, in all material respects to their respective privacy policies.  The Company has complied with all contractual obligations and Applicable Law relating to (a) the privacy of users of the Company Products or Services and all Company Websites, and (b) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the Company’s records.  The Company’s and its predecessor’s privacy policies conform, and at all times have conformed, to all of the Company’s, its predecessor’s and its Subsidiaries’ contractual commitments to its customers and the viewers of the Company Websites.  Each of the Company Websites and all materials distributed or marketed by the Company or its predecessor or Subsidiaries have at all times made all material disclosures to users or customers required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law.  No claims have been asserted or, to the knowledge of the Company, are threatened against the Company or any of its Subsidiaries by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company.  With respect to all User Data, the Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of the Company, there has been no unauthorized access to or other misuse of User Data.  None of the Company’s or its predecessor’s privacy policies prohibits the transfer of User Data to Parent and its Affiliates pursuant to the acquisition of the Company Websites pursuant to this Agreement.

3.23 Accounts Receivable.  Section 3.23 of the Company Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Company and each of its Subsidiaries as of the Agreement Date (the “Accounts Receivable”).  Section 3.23 of the Company Disclosure Schedule sets forth such amounts of accounts receivable as of March 31, 2008 of the Company which are subject to asserted claims by customers and reasonably detailed information regarding asserted claims made within the last year, including the type and amounts of such claims.  The Accounts Receivable represent bona fide claims against debtors for sales or services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to the Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements.  All Accounts Receivable have been billed in accordance with the past practice of the Company and each of its Subsidiaries consistently applied and are fully collectible in the ordinary course of business, net of the reserve for doubtful accounts reflected on the Company Balance Sheet.

3.24 Company Proxy Statement; Other Filings.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Company Proxy Statement shall, on the date the Company Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

3.25 Board Approval.  The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of the Company and its stockholders, (ii) duly approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

3.26 Disclosure.

(a) No representation or warranty of the Company in this Agreement, or the Company Ancillary Agreements, and no statement in the Company Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No written notice executed by the Company and given to Parent pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to the Company that has application to the Company (other than general economic or industry conditions) and that has a Material Adverse Effect on the Company that has not been set forth in this Agreement or the Company Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct on and as of the date of this Agreement and shall be true and correct at all times until the Closing Date:

4.1 Organization and Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario, Canada and has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.  Parent has made available to the Company true and complete copies of the currently effective Articles of Incorporation and Bylaws of Parent and the Certificate of Incorporation and Bylaws of Merger Sub, each as amended to date.  Neither Parent nor Merger Sub is in violation of its respective Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws, each as amended to date.

4.2 Power, Authorization and Validity.

(a) Power and Authority.  Parent has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the Merger.  The Merger and the execution, delivery and performance by Parent of this Agreement, each of the Parent Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Parent.  Merger Sub has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger.  The Merger and the execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Merger Sub.

(b) No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, each of the Parent Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for:  (i)  the consent and approval of the TSXV to the Merger, the transactions contemplated herein and the appointment of any new insider of Parent; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by applicable state securities laws, including obtaining the California Permit (as defined below).

(c) Enforceability.  This Agreement has been duly executed and delivered by Parent and Merger Sub.  This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.  This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed by Merger Sub shall be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3 Capitalization of Parent.  The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares.  A total of 88,125,268 of Parent Common Shares are issued and outstanding as of the Agreement Date.  Parent holds no treasury shares.  All issued and outstanding Parent Common Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold and delivered by Parent in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts to which Parent is a party.  There is no Liability for dividends accrued and unpaid by Parent.

4.4 No Conflict.  Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Parent or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under:  (a) any provision of the Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws of Parent or Merger Sub, each as currently in effect; (b) any Applicable Law applicable to Parent, Merger Sub or any of their respective material assets or properties; or (c) any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.5 Interim Operations of Merger Sub.  Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

4.6 Stockholders Consent.  No consent or approval of the stockholders of Parent is required or necessary for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

4.7 Securities Filings.  Parent is a reporting issuer in each of the Provinces of British Columbia, Alberta and Ontario (collectively, the “Jurisdictions”) and is not currently in default in any material respect of any filing requirement of applicable securities laws in the Jurisdictions or the rules of the TSXV and Parent is not, to its knowledge, included on a list of defaulting reporting issuers maintained by the securities regulatory authority in any of the Jurisdictions. Parent is in compliance at the date hereof with its obligations to make timely disclosure of all material changes relating to it and no such disclosure has been made on a confidential basis and there is no material change relating to the Parent which has occurred and with respect to which the requisite material change report or press release has not been filed; and all such disclosures made by the Parent are true and correct in all material respects as of the date made.

4.8 Company Proxy Statement.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement shall, on the date the Company Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9 Litigation.  There is no action, suit, arbitration, mediation, proceeding or claim or investigation pending against Parent or any of its Subsidiaries (or against any officer, director, employee or agent of the Parent or any of its Subsidiaries) before any Governmental Authority, arbitrator or mediator that would reasonably be expected to prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or if determined adversely to Parent or any of its Subsidiaries or any of their respective officers or directors, employees or agents (in their capacities as such), would have a Material Adverse Effect on Parent, nor, to the knowledge of Parent, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened.  There is no judgment, decree or order outstanding against Parent or any of its Subsidiaries that would reasonably be expected to prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or that would be reasonably expected to have a Material Adverse Effect on Parent.

ARTICLE V
COMPANY COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

5.1 Advice of Changes.  The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article III untrue or inaccurate such that the condition set forth in Section 8.2 would not be satisfied, (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 8.2 would not be satisfied, (c) any Material Adverse Change in the Company or its Subsidiaries, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or its Subsidiaries or cause any of the conditions set forth in Section 8.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Schedule.

5.2 Maintenance of Business.

(a) The Company shall use its commercially reasonable efforts to carry on and preserve the Company Business in the ordinary course of business and consistent with past practices and maintain business relationships with customers, advertisers, suppliers, employees and others with whom the Company or its Subsidiaries has contractual relations.  If the Company becomes aware of any deterioration in the relationship with any customer, key advertiser, key supplier or key employee, it shall promptly bring such information to Parent’s attention in writing and, if requested by Parent, shall exert commercially reasonable efforts to promptly restore the relationship.

(b) The Company and its Subsidiaries shall (i) pay all of their debts and taxes when due, subject to good faith disputes over such debts or taxes and (ii) pay or perform their other material Liabilities when due, subject to good faith disputes over such Liabilities.

(c) The Company shall use its commercially reasonable efforts to assure that each of the Company’s and its Subsidiaries’ material Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

5.3 Conduct of Business.  The Company shall continue to conduct, and shall cause its Subsidiaries to conduct, the Company Business in the ordinary and usual course consistent with its and their past practices, and the Company shall not, and shall cause its Subsidiaries to not, without Parent’s prior written consent:

(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices, (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business since the date of the Company Balance Sheet, or (iv) prepay any indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract, or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(d) place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products in the ordinary course of business consistent with its past practices);

(f) (i) pay any bonus, increased salary, severance or special remuneration to any officer, director, employee or consultant, (ii) amend or enter into any employment or consulting Contract with any such person, or (iii) adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code);

(g) change any of its accounting methods;

(h) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services at the original purchase price of such stock), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders;

(i) terminate, waive or release any material right or claim;

(j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants on the Agreement Date;

(k) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(l) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Parent or Merger Sub), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(m) amend the Company Charter Documents;

(n) license any of its technology or Intellectual Property (except for licenses under its standard customer agreement made in the ordinary course of business consistent with its past practices, provided that under no circumstances shall the Company or its Subsidiaries enter into any software escrow or similar agreement or arrangement), or acquire any Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than One Thousand Dollars ($1,000) per copy);

(o) materially change any insurance coverage;

(p) (i) agree to any audit assessment by any taxing authority, (ii) file any Tax Return or amendment to any Tax Return unless copies of such Tax Return or amendment have first been delivered to Parent for its review at a reasonable time prior to filing, (iii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(q) except as is necessary to comply with its obligations pursuant to Section 5.7 below, modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock, any of its stock options, warrants or other securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

(r) (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration;

(s) (i) pay, discharge or satisfy, in an amount in excess of Ten Thousand Dollars ($10,000) in any one case or Fifty Thousand ($50,000) in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (1) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business since the date of the Company Balance Sheet and (2) the payment, discharge or satisfaction of Merger Expenses, or (ii) make any capital expenditures, capital additions or capital improvements;

(t) materially change the manner in which it extends warranties, discounts or credits to customers; or

(u) (i) agree to do any of the things described in the preceding clauses (a)-(t), (ii) take or agree to take any action which would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement materially untrue, or (iii) take or agree to take any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

For purposes of this Section 5.3, “Company Material Contract” includes any Contract arising subsequent to the date of this Agreement that would have been required to be listed on the Company Disclosure Schedule pursuant to Section 3.11 or Section 3.13 had such Contract been in effect on the date of this Agreement.

5.4 Regulatory Approvals.  The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement.  The Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.  The Company shall promptly inform Parent of any material communication between the Company or its Subsidiaries and any Governmental Authority regarding any of the transactions contemplated hereby.  If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with Parent.

5.5 Necessary Consents.  The Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation (or Parent) to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Company Material Contract which are listed on Section 5.5 of the Company Disclosure Schedule.

5.6 Litigation.  The Company shall notify Parent in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or its Subsidiaries or any of its officers, directors, employees or stockholders in their capacity as such.

5.7 No Other Negotiations.

(a) The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, stockholders, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly:  (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Parent) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding the Company or its Subsidiaries to any Person (other than Parent and its agents and advisors) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.7); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 5.7); (d) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to effect any Alternative Transaction; or (e) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between the Company and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction, provided, however, that in the event the Company receives an unsolicited proposal with respect to such a transaction from any Person (other than Parent and its designees), the Company may, to the extent it is required to do so by applicable fiduciary duties or Applicable Law confirmed by advice of counsel to that effect, (a “Superior Proposal”) enter into discussion or transactions with or provide information to such Person.  If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.7(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.7(a).

(b) The Company shall notify Parent as promptly as practicable after receipt by the Company (or, to the Company’s knowledge, by any of the Company Representatives) of any inquiry, offer or proposal that constitutes an Alternative Transaction, or any other notice that could reasonably be expected to lead to an Alternative Transaction, or any request for nonpublic information relating to the Company or its Subsidiaries or for access to any of the properties, books or records of the Company  or its Subsidiaries by any Person or Persons other than Parent (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Parent fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such inquiry, offer or proposal and any amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing.

The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider any Alternative Transaction.  The Company shall immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.

5.8 Access to Information.  The Company shall allow Parent and its agents and advisors access at reasonable times to the files, books, records, technology, Contracts, personnel and offices of the Company, including any and all information relating to the Company’s and its Subsidiaries’ taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Non-Disclosure and Mutual Confidentiality Agreement  between the Company and Parent dated February 25, 2008 (the “Mutual NDA”) and subject to Applicable Law.  The Company shall cause its accountants to cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants.

5.9 Satisfaction of Conditions Precedent.  The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1 and 8.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

5.10 Notices to Company Securityholders and Employees.

(a) The Company shall timely provide to holders of Company Common Stock, Company Options and Company Warrants all advance notices required to be given to such holders in connection with this Agreement, the Certificate of Amendment, the Merger and the transactions contemplated by this Agreement under the Company Stock Plan, the Company Warrants or other applicable Contracts and under Applicable Law.

(b) The Company shall give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.11 Closing Merger Expense Certificate.  At least ten (10) days prior to the Closing Date, the Company shall deliver a draft of the Closing Merger Expense Certificate to Parent.

ARTICLE VI
PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with the Company as follows:

6.1 Advice of Changes.  Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article IV untrue or inaccurate such that the condition set forth in Section 8.3 would not be satisfied, or (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement such that the condition set forth in Section 8.3 would not be satisfied.

6.2 Regulatory Approvals.  Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement.  Parent shall use commercially reasonable efforts to obtain, and to cooperate with the Company to obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents.  Parent shall promptly inform the Company of any material communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby.  If Parent or any Affiliate of Parent receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Parent shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with the Company.  Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Law, it is expressly understood and agreed that neither Parent nor any of its Subsidiaries or Affiliates shall be under any obligation to:  (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Subsidiaries or Affiliates or the Company, or the holding separate of the shares of Company Common Stock or (ii) the imposition of any limitation on the ability of Parent or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

6.3 Satisfaction of Conditions Precedent.  Parent shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 8.1 and 8.3, and Parent shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

ARTICLE VII
STATE OF CALIFORNIA, STOCKHOLDER AND TSXV APPROVALS

7.1 Information Statement; Fairness Hearing and Permit; Proxy Statement.

(a) Permit Application and Hearing Notice.  As soon as practicable after the execution of this Agreement, Parent shall prepare, with the reasonable cooperation of the Company, an application for a permit (a “California Permit”) from the Commissioner of Corporations of the State of California (the “California Commissioner”) under Section 25121 of the California Law and a notice (the “Hearing Notice”) to be sent to the stockholders of the Company concerning the hearing (the “Fairness Hearing”) to be held by the California Commissioner to consider the fairness of the terms and conditions of this Agreement and the Merger pursuant to Section 25142 of the California Law.  As promptly as practical after the date of this Agreement, Parent and the Company shall prepare and make such filings as are required under applicable blue sky laws of all jurisdictions which relate to the transactions contemplated by this Agreement.

(b) Proxy Statement; Other Filings. As soon as practicable after the execution of this Agreement, the Company shall prepare, with the reasonable cooperation of Parent, a proxy statement relating to this Agreement and the Merger (the “Proxy Statement”).  The Proxy Statement shall constitute an information statement regarding the issuance of the shares of Parent Common Shares to be received by the stockholders of the Company in the Merger and a proxy statement for solicitation of stockholder approval of this Agreement and the Merger at a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”).  As soon as practicable after the Proxy Statement is available, (i) Parent shall file the Proxy Statement with the California Commissioner as an amendment to the application for the California Permit and (ii) the Company shall file the Proxy Statement with the SEC.  The Company and Parent shall promptly prepare and file any other filings required under the Exchange Act, the Securities Act or any other Applicable Laws relating to the Merger and the other transactions contemplated by this Agreement (the “Other Filings”).  The Company, with the cooperation of Parent, shall respond to any comments of the SEC or the California Commissioner regarding the Proxy Statement or the Other Filings.  As soon as practicable after issuance of the California Permit or such other time before the issuance of the California Permit as may be permitted by the California Commissioner and Applicable Law, the Company shall deliver the Proxy Statement to all stockholders of the Company.

(c) Cooperation.  Each of Parent and the Company shall promptly provide to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the application for the California Permit, the Hearing Notice or the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the application for the California Permit, the Hearing Notice and the Proxy Statement.  Each of Company and Parent shall use commercially reasonable efforts to (i) cause the application for the California Permit, the Hearing Notice and the Proxy Statement to comply with all requirements of Applicable Law and to be filed with the California Commissioner as soon as practicable following the execution of this Agreement, and (ii) obtain, as soon as practicable following the execution of this Agreement, the California Permit such that the issuance of the Parent Common Shares in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act.

(d) Pre-Hearing Process.  As soon as permitted by the California Commissioner, the Company shall deliver the Hearing Notice to all stockholders of the Company entitled to receive such notice under California Law.  The Company and Parent shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed in connection with the Fairness Hearing, the California Permit or any other filing or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the Fairness Hearing or the California Permit.  Notwithstanding the foregoing, nothing herein shall be deemed to obligate any party to agree to any change or modification in the transactions contemplated by this Agreement on the date hereof in response to any comment, request or requirement of the California Commissioner or any other regulatory body.

(e) Testimony.  Parent shall cause to appear and testify at the Fairness Hearing such executives of Parent as, in Parent’s reasonable judgment, may be necessary to obtain such California Permit.  The Company shall cause to appear and testify at the Fairness Hearing such executives of the Company as Parent shall reasonably request.

(f) Further Information.  The Company shall promptly advise Parent, and Parent shall promptly advise Company, in writing, if at any time prior to the Effective Time either the Company or Parent obtains knowledge of any facts that make it necessary or appropriate to amend or supplement the application for the California Permit, the Hearing Notice, and/or the Proxy Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with Applicable Law.  The Company and Parent shall cooperate in delivering any such amendment or supplement to all the stockholders of the Company and/or filing any such amendment or supplement with the California Commissioner, the SEC and/or any other government officials, as required by Applicable Law.

7.2 Meetings of Stockholders.

(a) The Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene the Company Stockholders’ Meeting to be held as promptly as practicable after receipt of a California Permit, for the purpose of voting upon this Agreement and the Merger.  The Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and to secure the vote or consent of its stockholders required by the rules of Delaware Law and all other applicable legal requirements to obtain such approvals.

(b) Subject to Section 7.3(c): (i) the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Company Stockholders’ Meeting; (ii) the Company Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the stockholders of the Company vote in favor of approval and adoption of this Agreement and approval of the Merger at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger by the stockholders of the Company if (i) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.7 hereof, and (ii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the stockholders of the Company under Applicable Law; provided, however, that prior to publicly withholding, withdrawing, amending or modifying such recommendation, the Company shall have given Parent at least forty-eight (48) hours written notice (or such lesser prior notice as provided to the members of the Company’s Board of Directors) and the opportunity to meet with the Company and its counsel. Nothing contained in this Section 7.3(c) shall limit the Company’s obligation to convene and hold the Company Stockholders’ Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

7.3 TSXV Approval.  As soon as reasonably practicable following the execution of this Agreement, Parent shall: (i) seek the approval of the TSXV to the Merger by detailing the transactions contemplated by the Merger in the form prescribed by the TSXV; (ii) seek conditional approval on the TSXV for the listing and trading of Parent Common Shares, and other securities of Parent that are convertible or exercisable into Parent Common Shares, to be issued in connection with the Merger; (iii) file any required personal information forms with the TSXV; and (iv) prepare and file any other documentation required by the TSXV in order to receive the consent of the TSXV to the Merger (collectively, the “TSXV Filings”). The Company shall provide promptly to Parent such information or documents concerning its business, personnel, financial statements and such other affairs as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the TSXV Filings, or in any amendments or supplements thereto.

ARTICLE VIII
CONDITIONS TO CLOSING OF MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger

.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Governmental Approvals.  Other than the filing of the Certificate of Merger in accordance with the terms of Section 2.3, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained.

(b) Company Stockholder Approvals.  The Merger and this Agreement shall have been duly and validly approved and adopted, as required by Applicable Law and the Company Charter Documents, each as in effect on the date of such approval and adoption, by the requisite vote of the holders of Company Common Stock.

(c) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation of the business of the Company by Parent after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

8.2 Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and without giving effect to any supplement to the Company Disclosure Schedule; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

(d) Dissenting Stockholders.  Holders of not more than ten percent (10%) of the issued and outstanding Company Common Stock as of the Closing shall have elected to, or continue to have contingent rights to, exercise appraisal rights under Delaware Law as to such shares.

(e) Consents.  Parent shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 5.5 of the Company Disclosure Schedule.

(f) Employment Matters.  The executed Offer Letters of each of the persons identified on Exhibit B-1 shall continue to be in full force and effect.

(g) Termination, Modification or Satisfaction of Company Stockholder Documents and Rights.  Each of the agreements identified on Section 8.2(g) of the Company Disclosure Schedule shall have been terminated, effective as of the Closing, in accordance with their respective terms, and the parties to the agreements identified on Section 8.2(g) of the Company Disclosure Schedule shall have waived all of their respective rights thereunder, effective as of, and contingent upon, the Closing.

(h) Resignations of Directors and Officers.  The persons holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time.

(i) Closing Merger Expense Certificate.  Parent shall have received the Closing Merger Expense Certificate from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Closing Merger Expense Certificate is accurate and shall not diminish Parent’s remedies with respect thereto pursuant to Article X hereof.

(j) Spreadsheet.  Parent shall have received the Spreadsheet accompanied by a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the Spreadsheet is true, complete and accurate as of the Closing Date and immediately prior to the Effective Time; provided, however, that such receipt shall not be deemed to be an agreement by Parent that the Spreadsheet is accurate and shall not diminish Parent’s remedies hereunder if the Spreadsheet is not accurate.

(k) Company Good Standing Certificates.  Parent shall have received a certificate issued within ten (10) days before the Closing Date from the Office of the Secretary of State of the State of Delaware and each other State in which the Company is qualified to do business as a foreign corporation certifying that the Company is in good standing and that all applicable taxes and fees of the Company have been paid.

(l) FIRPTA.  Parent, as agent for the stockholders of the Company, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance required under Treasury Regulation 1.897-2(h) and reasonably satisfactory to Parent, which shall be dated as of the Closing Date and states that shares of Company Common Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

(m) No Litigation.  There shall not be pending or threatened any suit, action or proceeding against the Company by any person (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub or that could reasonably be expected to cause a Material Adverse Effect on the Company, Parent, or any Subsidiary of Company or Parent, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent’s Subsidiaries of any material portion of any business or of any assets of Company, Parent or any of Parent’s Subsidiaries, or to compel Company, Parent or any of Parent’s Subsidiaries to divest or hold separate any material portion of any business or of any assets of Company, Parent or any of Parent’s Subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of Parent’s Subsidiaries from effectively controlling in any material respect the business or operations of the Company upon the Effective Time.

(n) Tiger Paw Indebtedness.  Tiger Paw Capital Corporation shall have agreed (i) that its promissory note shall continue as an obligation of the Surviving Corporation (the “Tiger Paw Indebtedness”), and (ii) to restructure the terms of such promissory note on terms acceptable to Parent to provide (A) that in the event Parent consummates a sale of capital stock of Parent in an amount equal to at least Three Million Canadian Dollars (CAD$3,000,000) (a “Future Financing”), the Tiger Paw Indebtedness shall convert into shares of such capital stock of Parent under identical terms of the Future Financing, (B) in the event that Parent does not consummate a Future Financing as of March 14, 2009, Parent shall cause to be paid to Tiger Paw Capital Corporation, or its designee, all principal and accrued but unpaid interest due on $250,000 of the Tiger Paw Indebtedness borrowed on March 14, 2008, and (C) in the event that Parent does not consummate a Future Financing as of March 28, 2009, Parent shall cause to be paid to Tiger Paw Capital Corporation, or its designee, all principal and accrued but unpaid interest due on $250,000 of the Tiger Paw Indebtedness borrowed on March 28, 2008.

(o) Material Adverse Effect.  Since the Agreement Date, there shall not have occurred a Material Adverse Effect on the Company.

(p) California Permit.  The Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions pursuant to Section 25142 of California Law following a hearing for such purpose and shall have issued a California Permit under Section 25121 of California Law, so that the issuance of the Parent Common Shares in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act.

(q) State Securities Law.  Parent shall have obtained all necessary permits and qualification, if any, or secured an exemption therefrom, required by any state in connection with the issuance of Parent Common Shares, Parent Options and Parent Warrants pursuant to this Agreement.

(r) TSXV Approval.  Parent shall have obtained such approvals provided for pursuant to Section 7.4 hereof.

8.3 Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct, and the representation and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c) Material Adverse Effect.  Since the Agreement Date, there shall not have occurred a Material Adverse Effect on Parent.

(d) Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger.

(e) California Permit.  The Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions pursuant to Section 25142 of California Law following a hearing for such purpose and shall have issued a California Permit under Section 25121 of California Law, so that the issuance of the Parent Common Shares in the Merger shall be exempt from registration under Section 3(a)(10) of the Securities Act.

(f) Employment Matters.  Parent shall not have terminated the Offer Letters of any of the persons identified on Exhibit B-1, or taken any action that is not required to be taken in accordance with the terms of this Agreement or any agreements or documents delivered pursuant hereto or failed to take an action other than such acts which are prohibited by the terms of this Agreement or any agreements or documents delivered pursuant hereto and which such act(s) otherwise taken or failure(s) to act materially changes or effects a change or series of related changes in the rights and obligations under such Offer Letters of such persons identified on Exhibit B-1.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1 Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

9.2 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by midnight in Toronto, Canada on January 31, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article VIII to be fulfilled or satisfied on or before such date.

(c) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations and warranties under Article III or Article IV, as applicable, or (ii) any of its covenants under Article V or Article VI, as applicable, and has not cured such breach within ten (10) business days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Article VIII, as applicable, to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to a party if the party is at that time in material breach of this Agreement.

(d) Parent, by giving written notice to the Company, may terminate this Agreement if (i) the Consents have not been delivered to the Secretary of the Company in accordance with Section 5.5, (ii) the Company’s Board of Directors shall have for any reason recommended, endorsed, accepted or agreed to an Alternative Transaction or shall have resolved to do any of the foregoing, (iii) if an inquiry, offer or proposal for an Alternative Transaction shall have been made and the Company’s Board of Directors of the Company in connection therewith does not within five (5) business days of Parent’s request to do so reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and reject such Alternative Transaction, or (iv) a California Permit is not issued.

(e) The Company, by giving written notice to Parent, may terminate this Agreement (at any time prior to the approval and adoption of this Agreement by the required vote of the stockholders of the Company) if the Company has received a Superior Proposal and the Board of Directors of the Company determines in its good faith judgment, confirmed by advice of outside legal counsel, that it is required to recommend or accept such Superior Proposal provided that the Company complies with the provisions of Section 5.7.

9.3 Termination Fee.  The Company shall deliver to Parent a termination fee (the “Termination Fee”) equal to One Million Five Hundred Thousand Shares of Company Common Stock (the “Termination Shares”) in the event that (i) the holders of Company Common Stock do not approve the Merger, (ii) the Company fails to obtain any required approval from any Government Authority; or (iii) this Agreement is terminated pursuant to Section 9.2(d)(ii) or as a result of the Company’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of this Agreement and the Merger (each such event, a “Termination Event”). The Termination Shares shall be issued to Parent no later than fifteen (15) business days after a Termination Event.  If the Termination Fee becomes payable and is paid by the Company pursuant to this Section 9.3, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for a Termination Event.

9.4 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.2, and except as provided in Section 9.3 herein, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the provisions of this Section 9.3 (Termination Fee), Section 9.4 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any material breach of any of such party’s representations, warranties or covenants contained herein.

ARTICLE X
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
AND REMEDIES; CONTINUING COVENANTS

10.1 Survival; Right to Indemnification Not Affected by Knowledge.  If the Merger is consummated, the representations and warranties of the parties contained in this Agreement, the Company Disclosure Schedule and the certificates of Parent and the Company delivered pursuant to Sections 8.2 and 8.3, respectively, shall survive the Effective Time and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Expiration Date; provided, however, that the representations and warranties of the Company contained in Section 3.3(a) (Power, Authorization and Validity), Section 3.4 (Capitalization) and Section 3.7 (Taxes) shall remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the seventh anniversary of the Closing Date; provided further, however, that no right to indemnification pursuant to Article X in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Parent Indemnified Person under this Article X or otherwise to seek recovery of Damages arising out of any fraud, willful breach or intentional misrepresentation by the Company until the expiration of the applicable statute of limitations with respect thereto.

If the Merger is consummated, all covenants of the parties (including the covenants set forth in Article V and Article VI) shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants provide that they are to be performed after the Effective Time; provided, however, that no right to indemnification pursuant to Article X in respect of any claim based upon any breach of a covenant shall be affected by the expiration of such covenant.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties and covenants will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect the right to indemnification, payment of Damages or other remedy based on the failure of such representations, warranties and covenants.

10.2 Agreement to Indemnify.  Each Company Stockholder, Non-Management Optionholder and Non-Management Warrantholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless Parent and its officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all losses, reductions in value, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court costs (hereinafter collectively referred to as “Damages”), directly or indirectly arising out of, resulting from or in connection with:

(a) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule (without giving effect to any supplement to the Company Disclosure Schedule), to be true and correct as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date rather than the date of this Agreement, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates);

(b) any failure of any certification, representation or warranty made by the Company pursuant to Section 8.2 or in any other document delivered by the Company to Parent pursuant to this Agreement to be true and correct as of the date such certificate or document is delivered to Parent;

(c) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement;

(d) any amounts paid with respect to Dissenting Shares to the extent that such amounts exceed the value of the Parent Common Shares that the holders of such Dissenting Shares would have received in the Merger pursuant to Section 2.1(c);

(e) any amounts of Excess Merger Expenses not described in the Closing Merger Expense Certificate; or

(f)           any amount for excess Vertical Slice Development Costs or completion time frame penalties pursuant to Section 2.2(b) for which the remaining thirty percent (30%) of the Sin City Shares was not sufficient to cover such excess costs or penalties.

10.3 Limitations.

(a) If the Merger is consummated, in no event shall the total recovery of the Parent Indemnified Persons for indemnification under this Article X exceed an amount equal to the fair market value of Parent Common Shares on the date of final resolution of a Claim (as defined below) of the Total Consideration, the Hero Shares and the Sin City Shares, except in the case of fraud, willful breach or intentional misrepresentation by the Company.  Any standards of materiality and Material Adverse Effect set forth in a representation or warranty shall be given full effect in determining the failure of such representation or warranty to be true and correct as of any particular date; provided, however, that in determining the amount of any Damages pursuant to this Article X in respect of such failure, such materiality or Material Adverse Effect standard shall be disregarded.

(b)           Prior to the obligation to issue such shares pursuant to Section 2.2, the Heroes Shares and the Sin City Shares shall be available to Parent Indemnified Persons to satisfy indemnifiable Damages pursuant to this Article X.  The first recourse of Parent Indemnified Persons with respect to any claim for recovery of indemnifiable Damages hereunder shall be (i) first to the Heroes Shares and (ii) second to the Sin City Shares.

10.4 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of Parent or any other Parent Indemnified Person by a Company Stockholder for Damages under this Article X.

(b) Parent may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Parent Indemnified Person, and Parent shall give written notice of a Claim executed by an officer of Parent (a “Notice of Claim”) to the Representative promptly after Parent becomes aware of the existence of any potential claim by a Parent Indemnified Person for indemnification from the Company Stockholders under this Article X, arising from or relating to:

A. Any matter specified in Section 10.2; or

B. the assertion, whether orally or in writing, against Parent or any other Parent Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against Parent or such other Parent Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 10.2.

The period during which claims may be initiated (the “Claims Period”) for indemnification shall commence at the Effective Time and terminate on the Expiration Date; provided, however, that the Claims Period for indemnification from and against Damages arising out of, resulting from or in connection with (i) fraud, willful breach or intentional misrepresentation by the Company, or (ii) any failure of any of the representations and warranties contained in Section 3.3(a) (Power, Authorization and Validity), Section 3.4 (Capitalization) or Section 3.7 (Taxes) to be true and correct as aforesaid shall commence at the Effective Time and terminate upon the expiration of the applicable statute of limitations.  Notwithstanding anything contained herein to the contrary, any Claims for Damages specified in any Notice of Claim delivered to the Representative prior to expiration of the applicable Claims Period with respect to facts and circumstances existing prior to expiration of the applicable Claims Period shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of such Claims Period.  Until the expiration of the applicable Claims Period, no delay on the part of Parent in giving the Representative a Notice of Claim shall relieve the Representative or any Company Stockholder from any of its obligations under this Article X unless (and then only to the extent that) the Representative or the Company Stockholders are materially prejudiced thereby.

10.5 Defense of Third-Party Claims.

(a) Parent shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by Parent in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages for which Parent may seek indemnification pursuant to a Claim made by any Parent Indemnified Person hereunder.

(b) The Representative shall have the right to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Parent Indemnified Person and may participate in, but not to determine or conduct, any defense of a Third-Party Claim or settlement negotiations with respect to a Third-Party Claim.

(c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Damages relating to such matter, except with the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Representative shall have objected within 20 (twenty) days after a written request for such consent by Parent.

10.6 Contents of Notice of Claim.  Each Notice of Claim by Parent given pursuant to Section 10.4 shall contain the following information:

(a) that Parent or another Parent Indemnified Person has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Damages in an aggregate stated amount arising from such Claim (which amount may be an estimated amount and may be the amount of damages claimed by a third party in an action brought against any Parent Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Parent Indemnified Person under this Article X); and

(b) a brief description, in reasonable detail (to the extent reasonably available to Parent), of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Parent) and copies of any formal demand or complaint, the amount of Damages (to the extent known), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

10.7 Resolution of Notice of Claim.  Each Notice of Claim given by Parent shall be resolved as follows:

(a) If, within thirty (30) business days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Parent, the Representative shall be conclusively deemed to have consented, on behalf of all Company Stockholders, Non-Management Optionholders and Non-Management Warrantholders, to the recovery by the Parent Indemnified Person of the full amount of Damages (subject to the limits contained in this Article X) specified in the Notice of Claim in accordance with this Article X, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Stockholders, Non-Management Optionholders and Non-Management Warrantholders for such amount in any court having jurisdiction over the matter where venue is proper.

(b) If the Representative gives Parent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 30 business-day period specified in Section 10.7(a) above, then such Contested Claim shall be resolved by either (i) a written settlement agreement or memorandum executed by Parent and the Representative or (ii) in the absence of such a written settlement agreement within thirty (30) days following receipt by Parent of the written notice from the Representative, by binding arbitration between Parent and the Representative in accordance with the terms and provisions of Section 10.7(c) below.

(c) If no such agreement can be reached after good faith negotiation, either Parent or the Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within fifteen (15) days after such written notice is sent, Parent (on the one hand) and the Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of the arbitrators as to the validity and amount of any claim in any disputed Notice of Claim shall be binding and conclusive upon the parties to this Agreement, and the parties shall be entitled to act in accordance with such decision.

(d) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be conducted in English and held in Toronto, Canada according to the provisions of the Arbitrations Act (Ontario), except as otherwise expressly provided herein. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the prevailing party to the arbitration.  The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party.

10.8 Appointment of Representative.

(a) By voting in favor of the Merger or participating in the Merger and accepting the benefits thereof, each Company Stockholder shall be deemed to have approved the designation of and designates the Representative as the representative of the Company Stockholders, the Non-Management Optionholders and the Non-Management Warrantholders and as the attorney-in-fact and agent for and on behalf of each Company Stockholder, Non-Management Optionholder and Non-Management Warrantholder with respect to claims for indemnification under this Article X and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to:  (a) give and receive notices and communications to or from Parent (on behalf of itself of any other Parent Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such holders individually); (b) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand arbitration or litigation of, and comply with orders of arbitrators or courts with respect to, (i) indemnification claims by Parent or any other Parent Indemnified Person pursuant to this Article X or (ii) any dispute between any Parent Indemnified Person and any such holder, in each case relating to this Agreement; and (c) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing.  The Representative shall have authority and power to act on behalf of each Company Stockholder, Non-Management Optionholder and Non-Management Warrantholder with respect to the disposition, settlement or other handling of all claims under this Article X and all rights or obligations arising under this Article X.  The Company Stockholders, Non-Management Optionholders and Non-Management Warrantholders shall be bound by all actions taken and documents executed by the Representative in connection with this Article X, and Parent and other Parent Indemnified Persons shall be entitled to rely on any action or decision of the Representative. No bond shall be required of the Representative, and the Representative shall receive no compensation for his services.  Notices or communications to or from the Representative shall constitute notice to or from each of the Company Stockholders, Non-Management Optionholders and Non-Management Warrantholders.

(b) In performing the functions specified in this Agreement, the Representative shall not be liable to any Company Stockholder, Non-Management Optionholder or Non-Management Warrantholder in the absence of gross negligence or willful misconduct on the part of the Representative.  Each Company Stockholder, Non-Management Optionholder and Non-Management Warrantholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative.

ARTICLE XI
MISCELLANEOUS

11.1 Governing Law.  The internal laws of the province of Ontario, Canada, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto; provided, however, that issues involving the consummation and effects of the Merger shall be governed by the laws of the State of Delaware.

11.2 Assignment; Binding Upon Successors and Assigns.  This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent.  Except as set forth in the preceding sentence, no party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

11.3 Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

11.5 Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or Canada or any state or province therein having jurisdiction.

11.6 Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby.  The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.  This Agreement may be amended by the parties hereto as provided in this Section 11.6 at any time before or after adoption of this Agreement by the Company Stockholders, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval.  At any time prior to the Effective Time, each of Company and Parent, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.  No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.7 Expenses.  Except as expressly provided in Section 9.3 and as otherwise provided herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby.

11.8 Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.9 Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.9:

If to Parent, Merger Sub or the Company (after Closing):

SilverBirch Inc.
Suite 500
150 Ferrand Drive
Toronto, ON M3C 3E5
Attention:  Chief Executive Officer
Fax No.:  (416) 621-7715

with a copy to:

Nixon Peabody LLP
200 Page Mill Road, 2nd Floor
  Palo Alto, CA 94306-2022
  Attention: Jeffrey C. Selman
Fax No.: (866) 438-3891

If to the Company (before Closing):

 Red Mile Entertainment, Inc.
 223 San Anselmo Way, #3
 San Anselmo, CA 94960
Attn: Chester Aldridge
 Fax No.: (415) 339-4249

with a copy to:

Bullivant House Bailey PC
601 California Street, Suite 1800
San Francisco, CA 94108
Attn: Eric K. Ferraro
Fax No.: (415) 365-2701

If to the Representative:

Kenny Cheung
1802 16th Street SW
Calgary, AB  T2T 4E2
Fax No.: (403) 531-3334

11.10 Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated.  The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

11.11 Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement, except that Article X is intended to benefit the Parent Indemnified Persons.

11.12 Public Announcement.  Following the date hereof, Parent may issue such press releases, and make such other public disclosures regarding the Merger, as it determines are required or deems appropriate after consultation with the Company regarding the form and substance of such press release or public disclosure.  The Company and Parent each confirm that they have entered into the Mutual NDA and that, subject to the preceding sentence, they are each bound by, and shall abide by, the provisions of such Mutual NDA; provided, however, that Parent shall not be bound by such Mutual NDA after the Closing.  If this Agreement is terminated, the Mutual NDA shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Mutual NDA.

11.13 Entire Agreement.  This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Mutual NDA.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

11.14 Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, THE COMPANY AND THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SilverBirch inc.	Red Mile Entertainment, Inc.

/s/	/s/
Name: Derek van der Plaat	Name: Chester P. Aldridge
Title: President and Chief Executive Officer	Title: CEO

RME Merger Sub Corp.	Representative

/s/	/s/
Name: Derek van der Plaat	Name: Kenny Cheung
Title: President

[Signature Page to Agreement and Plan of Merger]